                                                                    EXHIBIT 4.5
                                   AGREEMENT

     Agreement made this 31st day of May, 1994 by and between Winners Entertainment, Inc., a Delaware corporation having its principal place of business at 30448 Rancho Viejo Road, Suite 110, San Juan Capistrano, California 92675 (the "Company") and William E. Blair, Jr. and Bonnie Blair, individuals who are husband and wife, having their principal residence at 13000 Woodworth Road, New Springfield, Ohio 44443, (individually "Blair" and, collectively, the "Blairs").

     WHEREAS, the Blairs are presently employed by Mountaineer Park, Inc., a West Virginia corporation ("MPI"), which is a wholly owned subsidiary of the Company, pursuant to two separate Employment Agreements, each of which is dated October 16, 1992 (the "Employment Agreements"); and

     WHEREAS, each of the Blairs has been granted an option to purchase 200,000 shares of the Company's Common Stock at a price of $.50 per share pursuant to certain stock option agreements dated October 16, 1992 (the "Options"); and

     WHEREAS, the Company and the Blairs wish to terminate the employment relationship on an amicable and mutually agreed basis, in order that the Blairs may pursue other ventures;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties to this Agreement, meaning to be bound, do hereby agree as follows:

     1. CONCLUSION OF EMPLOYMENT. (a) Upon the effective date of this Agreement, which shall be May 31, 1994, the employment of each of the Blairs by MPI pursuant to the Employment Agreements shall terminate as of the close of business on the effective date. In consideration of the Blairs agreeing to the early termination of their employment by MPI, the Company agrees to pay to the Blairs the consideration specified in the following subsections
(b), (c) and (d) of this Section 1.

          (b) The Company will cause MPI to pay to each of the Blairs each month such amount as shall be equal to result of (a) the quotient of $40,000 divided by twelve (12) less (b) the amount of federal withholding taxes due upon such amount and the employees's share of Federal Insurance Contribution Act ("FICA"), taxes due upon such amount commencing on the first day of the first month beginning after the effective date and ending on December 1, 1995. MPI will continue to pay the employer's share of the FICA taxes.
Except as otherwise provided in this Agreement, all Federal, state and local income and other taxes with respect to any consideration paid by the Company to the Blairs in accordance with the provisions of this Agreement shall be the sole responsibility of the Blairs and the Company shall have no responsibility with respect thereto, other than to file such informational returns and to provide such information to the Blairs as may be required by Federal, state and local law. Neither the Company nor MPI will be responsible for payment of unemployment or worker's compensation insurance with respect to the consideration described herein, except if required by law.




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          (c)  The Company will allow the exercise by each of the Blairs of their Options to purchase 200,000 shares of the Company's Common Stock, which shares are collectively referred to as the "Shares", for a consideration consisting of (i) cash in an amount equal to the product of the par value per share of the Common Stock multiplied by the number of shares of Common Stock to be purchased upon exercise of the Option and (ii) a promissory note in the form attached to this Agreement as Exhibit A in an amount equal to the number of Shares with respect to which the Option is being exercised multiplied by the difference between (x) the par value of a share of Common Stock and (y) $.50 per share; provided, however, that this consideration shall be acceptable by the Company only in the event that the Blairs exercise the Options following the acceptance by the Blairs of a transaction to sell their Shares in the circumstances outlined in Sections 2 and 3 of this Agreement or a business combination described in Section 4 of this Agreement and in any other case the Options may be exercised only in accordance with their terms as in existence on the day preceding the date of this Agreement.

          (d) The Company shall allow the Blairs to continue to participate in the Company's qualified retirement plan with the same rights and privileges as they enjoy on the date of this Agreement, and all tax consequences of such continued participation shall be sole responsibility of the Blairs.

     2. INITIAL REGISTRATION OF SHARES. As soon as practical after the effective date of this Agreement, the Company will arrange for the public sale by the Blairs of 200,000 of the Shares through an underwriter to be selected by the Company upon the most favorable terms that the Company can obtain and will present such transaction to the Blairs for their acceptance or rejection. In the event that the Blairs accept the transaction presented by the Company, the Company will register the 200,000 Shares with the Securities and Exchange Commission (the "SEC") for sale to the public on Form S-8 as soon as possible after the date of such acceptance. In the event that the Blairs do not accept the terms of the transaction presented by the Company, then this Agreement shall be of no further force or effect and the original terms of the Employment Agreements and the Options shall be reinstated as if the parties had never entered into this Agreement. The Blairs agree that they will supply to the Company such information as shall be in their possession and that is necessary for inclusion in the S-8 registration statement under the rules of the SEC in order for the registration statement to become effective.

     3. SUBSEQUENT REGISTRATION OF SHARES. As soon as reasonably possible after May 10, 1995, the Company will arrange for the public sale by the Blairs of the remaining 200,000 Shares through an underwriter to be selected by the Company upon the most favorable terms that the Company can obtain and will present such transaction to the Blairs for their acceptance or rejection. If the Blairs accept the transaction presented by the Company, the Company agrees that it will register the remaining 200,000 Shares with the SEC for sale to the public on Form S-8 or any replacement form as soon as possible after the date of such acceptance. If the Blairs do not accept the transaction presented by the Company, the Company shall have no further obligation to register the remaining 200,000 Shares and the Blairs shall have until December 4, 1995 to exercise the Options with respect to the remaining Shares for cash. The Blairs agree that they will supply to Company such information as shall be in their possession and that is necessary for inclusion in the

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S-8 registration statement under the rules of the SEC in order for the registration statement to become effective.

     4. BUSINESS COMBINATIONS. In the event the Company enters into an agreement for the merger or consolidation with, or the purchase or any other acquisition of the Company by any other entity, pursuant to the terms of which transaction the shares of the Company's Common Stock are to be converted into or exchanged for the shares or other securities of any other entity, and whether or not the Company shall be the surviving entity, the Blairs shall have the right to exercise the Option on the terms stated in
Section 1 of this Agreement and to have all of their existing Shares converted into the same consideration as all the other shares of the Company's Common Stock are converted in connection with the acquisition.

     5. RESTRICTIVE COVENANT. For a period of two years following the date of this Agreement, neither of the Blairs shall, within the State of West Virginia or within a radius of ninety miles of the race track owned by MPI known as Mountaineer Race Track and Resort, own, operate, manage, control, participate in, or otherwise engage in any business activity which competes with the business of MPI. Notwithstanding the provisions of the foregoing sentence, either of the Blairs may own securities in any business enterprise that conducts such a competing business if the securities of such business enterprise are listed on a national securities exchange or quoted on NASDAQ or another registered interdealer stock quotation system. The Blairs acknowledge that both the skills they have learned and the knowledge they have obtained about the Company and its business, including trade secrets, would make it unfair for them to compete with the Company while accepting the consideration provided in this Agreement. The Blairs further acknowledge that the provisions of this Section 5 are not unreasonable or overbroad under the circumstances.

     6. RIGHT OF FIRST OFFER. For a period of two years following the effective date of this Agreement, the Blairs shall be obligated to present to the Company the right to purchase or participate in any business opportunity in the gaming field that may be presented to the Blairs, whether or not such opportunity would conflict with the restrictive covenant contained in Section 5 of this Agreement, prior to either participating in the business opportunity themselves or offering the business opportunity to any other person. Such presentation shall consist of such information concerning such business opportunity as shall be in the possession of the Blairs at the time of presentation. If the Company does not agree to purchase or participate in any such business opportunity within thirty days (or such shorter period as may be set forth by the business opportunity as presented to the Blairs) after it is presented to them by the Blairs, the Blairs shall be free to participate in the business opportunity if such participation would not violate the provisions of the restrictive covenant contained in Section 5 of this Agreement or to refer the business opportunity to any other person. If the Company accepts the business opportunity, the Company shall pay to the Blairs an amount equal to 5% of the first $1,000,000 of the value of the business opportunity, 4% of the next $1,000,000, 3% of the next $1,000,000, 2% of the next $1,000,000 and 1% of the value of the business opportunity in excess of $4,000,000. The value of the business opportunity shall be the total amount invested or to be invested by the Company in the business opportunity.


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     7.   ARBITRATION.  Any disputes arising under the terms of this
Agreement shall be settled by arbitration between the parties in the City of Irvine, California in a proceeding held under the rules of the American Arbitration Association. However, if at the time such dispute arises Michael Dunn is not a director of the Company, then such arbitration shall be held in Hancock County, West Virginia. In any such proceeding, each party shall choose one arbitrator and the two so chosen shall chose a third arbitrator. The vote of two of the arbitrators shall be sufficient to determine an award.

     8. NOTICES. Any notices required or permitted by this Agreement shall be deemed to have been given when delivered personally, mailed, first class postage paid, or deposited with a recognized commercial delivery service, all charges paid, with proper instructions to deliver, to the party to which the notice is addressed at the address stated above or such other address as the party shall give notice in accordance with the provisions of this Section 8.

     9. ASSIGNMENT. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that this provision does not mean that the Options are transferable and the Options may be transferred only in accordance with their provisions.

     10. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and all prior understandings, representations, promises or statements are merged into this Agreement. This Agreement may be amended only by another writing executed by both parties.

     11. GOVERNING LAW. This Agreement has been executed in, is to be performed in, and shall be governed by the laws of, the State of West Virginia.

     12. HEADINGS AND PREAMBLES. The headings and preambles of this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.

     13. SEVERABILITY. In the event that one or more provisions of this Agreement are found to be unenforceable, illegal or contrary to public policy, the remainder of this Agreement shall continue in full force and effect.


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     IN WITNESS WHEREOF, The parties have executed this Agreement as of the day and year first above written.

                                   WINNER'S ENTERTAINMENT, INC.


                                   By:  /s/ Michael R. Dunn
                                        -----------------------------------
                                        Michael R. Dunn
                                        President


                                        /s/ Thomas K. Russell
                                        -----------------------------------
                                        Thomas K. Russell
                                        Secretary


                                        /s/ William E. Blair
                                        -----------------------------------
                                        William E. Blair, Jr.


                                        /s/ Bonnie Blair
                                        -----------------------------------
                                        Bonnie Blair



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


                         FIRST AMENDMENT TO AGREEMENT

     First Amendment made this 12th day of January, 1995 by and between Winners Entertainment, Inc., a Delaware corporation having its principal place of business at 30448 Rancho Viejo Road, Suite 110, San Juan Capistrano, California 92675 (the "Company") and William E. Blair, Jr. and Bonnie Blair, individuals who are husband and wife, having their principal residence at 13000 Woodworth Road, New Springfield, Ohio 44443, (individually "Blair" and, collectively, the "Blairs").

     WHEREAS, the Blairs were formerly employed by Mountaineer Park, Inc., a West Virginia corporation ("MPI"), which is a wholly owned subsidiary of the Company, pursuant to two separate Employment Agreements, each of which was dated October 16, 1992 (the "Employment Agreements"); and

     WHEREAS, each of the Blairs has been granted an option to purchase 200,000 shares of the Company's Common Stock at a price of $.50 per share pursuant to certain stock option agreements dated October 16, 1992 (the "Options"); and

     WHEREAS, the Company and the Blairs entered into an Agreement dated May 31, 1994 (the "Agreement") pursuant to which the employment of the Blairs by MPI was terminated on an amicable and mutually agreed basis, in order that the Blairs may pursue other ventures; and

     WHEREAS, The Company and the Blairs wish to amend the Agreement in certain respects;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties to this First Amendment, meaning to be bound, do hereby agree as follows:

     1.   Section 1(c) of the Agreement shall be amended to read as follows:

          "(c) The Company will allow the immediate exercise by each of the Blairs of their Options to purchase an aggregate of 216,667 shares of the Company's Common Stock, which shares are collectively referred to as the "Shares", for a consideration consisting of (i) cash in an amount equal to the product of the par value per share of the Common Stock multiplied by the number of shares of Common Stock to be purchased upon exercise of the Option and (ii) a promissory note in the form attached to this Agreement as Exhibit A in an amount equal to the number of Shares with respect to which the Option is being exercised multiplied by the difference between (x) the par value of a share of Common Stock and (y) $.50 per share."

     2. Sections 2 and 3 of the Agreement shall be amended to read as follows:

          "2. INITIAL REGISTRATION OF SHARES. As soon as practical after the date of this First Amendment, the Company will register the Shares with the Securities and Exchange Commission (the "SEC") on Form S-8 for sale to the public. The Blairs agree that they will supply to the Company such information as shall be in their possession and that is necessary for inclusion in the S-8 registration statement under the rules of the SEC in order for the registration statement to become effective. The Blairs further agree that they will not sell more than 50,000 of the Shares per week.

          "3. SUBSEQUENT REGISTRATION OF SHARES. The Company will register the remainder of the shares of the Company's Common Stock that are subject to the Options held by the Blairs with the SEC on Form S-8 or any replacement form for sale to the public at such time or times as the parties shall mutually agree. The Blairs agree that they will supply to Company such information as shall be in their possession and that is necessary for inclusion in the S-8 registration statement under the rules of the SEC in order for the registration statement to become effective."

     3.   The following Section 3A shall be added to the Agreement:

          "3A. ACCELERATION OF OPTION EXERCISE AND REGISTRATION. In the event that Michael R. Dunn shall no longer be the Chief Executive Officer of the Company, the Blairs shall have the right to exercise immediately all the remaining Options that are unexercised at that time and the Company shall be obligated to register as soon as practicable all the shares of the Company's Common Stock purchased upon exercise of the remaining Options on Form S-8 or any replacement form for sale to the public. The Blairs agree that they will supply to the Company such information as shall be in their possession and that is necessary for inclusion in the S-8 registration statement under the rules of the SEC in order for the registration statement to become effective."

     4.   Section 6 of the Agreement shall be amended to read as follows:

          "6. RIGHT OF FIRST OFFER. For a period of two years following the effective date of this Agreement, the Blairs shall be obligated to present to the Company the right to purchase or participate in any business opportunity in the gaming field that may be presented to the Blairs, whether or not such opportunity would conflict with the restrictive covenant contained in Section 5 of this Agreement, prior to either participating in the business opportunity themselves or offering the business opportunity to any other person. Such presentation shall consist of such information concerning such business opportunity as shall be in the possession of the Blairs at the time of presentation. If the Company does not agree to purchase or participate in any such business opportunity within thirty days (or such shorter period as may be set forth by the business opportunity as presented to the Blairs) after it is presented to them by the Blairs, the Blairs shall be free either to participate in the business opportunity if such participation would not violate the provisions of the restrictive covenant contained in Section 5 of this Agreement or to refer the business opportunity to any other person. If the Company accepts the business opportunity, the Company shall pay to the Blairs an amount equal to 5% of the first $1,000,000 of the value of the business opportunity, 4% of the next $1,000,000, 3% of the next $1,000,000, 2% of the next $1,000,000 and 1% of the value of the business opportunity in excess of $4,000,000. The value of the business opportunity shall be the total amount invested or to be invested by the Company in the business opportunity."


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

     5. Except as provided in this First Amendment, all terms and provisions of the Agreement shall remain in full force and effect and the Agreement and this First Amendment shall be construed as one and the same document.

          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

                                   WINNER'S ENTERTAINMENT, INC.

                                   By    /s/ Michael R. Dunn
                                      -----------------------------------
                                         Michael R. Dunn
                                         President

                                         /s/ William E. Blair
                                   --------------------------------------
                                         William E. Blair, Jr.

                                         /s/ Bonnie Blair
                                   --------------------------------------
                                         Bonnie Blair


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